United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 9, 2010
OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21990 (Commission File Number)	13-3679168 (I.R.S. Employer Identification No.)
701 Gateway Boulevard, Suite 210, South San Francisco, CA 94080
(Address of principal executive offices)
Registrant’s telephone number, including area code: (650) 635-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 9, 2010, OXiGENE, Inc., a Delaware corporation (“OXiGENE” or the “Company”), amended the terms of its Committed Equity Financing Facility (“CEFF”) with Kingsbridge Capital Limited (“Kingsbridge”), pursuant to which Kingsbridge has committed to purchase, subject to certain conditions, up to $40 million of the Company’s common stock. On that date, the Company entered into an amendment to the common stock purchase agreement (the “Common Stock Purchase Agreement”) with Kingsbridge. In connection with the CEFF, on February 19, 2008, OXiGENE also entered into a registration rights agreement (the “Registration Rights Agreement”) with Kingsbridge and issued a warrant (the “Warrant”) to Kingsbridge to purchase up to 250,000 shares of OXiGENE common stock. The Warrant is exercisable until August 19, 2013, subject to certain conditions.
     From time to time, until May 15, 2012, under the amended CEFF, the Company may, subject to certain conditions, require Kingsbridge to purchase shares of common stock at a price that is between 86% and 95% of the volume weighted average price for each trading day during an eight-day pricing period. This allows the Company to raise capital as required, at the time and in amounts it deems suitable. The maximum number of shares the Company may issue pursuant to the CEFF is the lesser of 5,708,035 shares and $40 million of common stock. The Company may access capital under the CEFF in draw downs of up to 2.5 percent of OXiGENE’s market capitalization at the time of the draw down. Alternatively, the Company can make draw downs to a maximum of the lesser of (i) 3.75 percent of OXiGENE’s market capitalization at the time of the draw down and (ii) the alternative draw down amount calculated pursuant to the Common Stock Purchase Agreement. Pursuant to the Registration Rights Agreement, the Company has filed a registration statement on Form S-1 (Registration No. 333-150595) with respect to the resale of the shares of common stock issuable under the CEFF and the warrant with the Securities and Exchange Commission.
     OXiGENE is not obligated to issue any securities under the CEFF, and there are no minimum commitments or minimum use penalties. The CEFF does not contain any restrictions on OXiGENE’s operating activities, automatic pricing resets or minimum market volume restrictions. In addition, Kingsbridge has agreed not to sell short any shares of the Company’s common stock.
     OXiGENE has previously made one draw down, in May 2008, pursuant to the Common Stock Purchase Agreement. On May 23, 2008, OXiGENE delivered notice to Kingsbridge to effect a draw down of up to $900,000. In connection with this draw down, on June 2, 2008 and June 6, 2008, OXiGENE issued an aggregate of 634,600 shares of its common stock to Kingsbridge at an aggregate purchase price of $900,000.
     The amendment to the Common Stock Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.05	Costs Association with Exit or Disposal Activities.
     On February 11, 2010, OXiGENE, Inc. (“OXiGENE” or the “Company”) issued a press release announcing a restructuring plan designed to focus its resources on the Company’s highest-value clinical assets and reduce its cash utilization. As part of the restructuring, OXiGENE is reducing its workforce, effective immediately, by 20 employees or approximately 49%.
     OXiGENE is offering severance benefits to the terminated employees and anticipates recording a charge of approximately $600,000, primarily associated with personnel-related termination costs, which will be recognized in the first quarter of 2010. Substantially all of the charge is expected to represent cash expenditures. Beginning in the second quarter of 2010, the Company expects the reduction to generate annual expense savings of approximately $2.6 million.
     A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.
     The Company also provided an update as to the effects of the restructuring plan on the Company’s current clinical trials, as follows:
•	OXiGENE will continue to advance its high-priority Phase 2 ZYBRESTAT trial in non-small cell lung cancer (FALCON study), with updated safety and efficacy results anticipated for presentation at the upcoming American Society of Clinical Oncology (ASCO) meeting in June 2010.
•	OXiGENE plans to stop further enrollment in the Phase 2/3 FACT clinical trial in anaplastic thyroid cancer (ATC), but will continue to treat and follow all patients who are currently enrolled. A survival analysis is anticipated in early 2011.
•	The OXi4503 Phase 1b trial in patients with hepatic tumors will continue with an interim analysis expected in mid-2010.
•	The Phase 2 FAVOR study of ZYBRESTAT in polypoidal choroidal vasculopathy (PCV), a form of macular degeneration, will continue with an interim analysis expected in the first half of 2010.
•	Future development decisions concerning the OXi4503 program and the ZYBRESTAT for ophthalmology program will be made following these analyses and additional review by OXiGENE’s management and board of directors.
     In addition, OXiGENE reports that the lawsuit filed on January 29, 2010 against VaxGen, Inc. and OXiGENE by Oyster Point Tech Center, LLC in the Superior Court of California, County of San Mateo, which was reported by OXiGENE in its Current Report on Form 8-K filed on February 3, 2010, was dismissed without prejudice on February 10, 2010.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Number	Description
10.1	Amendment No. 1 to the Common Stock Purchase Agreement, dated February 9, 2010, by and between the Company and Kingsbridge Capital Limited
99.1	Press release dated February 11, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2010	OXiGENE, Inc.
/s/ James B. Murphy
By: James B. Murphy
Its: Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Description
10.1	Amendment No. 1 to the Common Stock Purchase Agreement, dated February 9, 2010, by and between the Company and Kingsbridge Capital Limited
99.1	Press release dated February 11, 2010